As filed with the Securities and Exchange Commission on November 2, 2021
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Allbirds, Inc.
(Exact name of registrant as specified in its charter)

Delaware	47-3999983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
730 Montgomery Street
San Francisco, CA 94111
(628) 225-4848
(Address of principal executive offices, including zip code)
Allbirds, Inc. 2021 Equity Incentive Plan
Allbirds, Inc. 2021 Employee Stock Purchase Plan
Allbirds, Inc. 2015 Equity Incentive Plan
(Full titles of the plans)
Joseph Zwillinger, Co-Chief Executive Officer
Timothy Brown, Co-Chief Executive Officer
Allbirds, Inc.
730 Montgomery Street
San Francisco, CA 94111
(628) 225-4848
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Nicole Brookshire Peter Werner Calise Cheng Katherine Denby Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 (415) 693-2000	Daniel Li VP, Legal Allbirds, Inc. 730 Montgomery Street San Francisco, CA 94111 (628) 225-4848

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share
– 2021 Equity Incentive Plan	31,640,754(2)(3)	$15.00(7)	$474,611,310	$43,997
– 2021 Employee Stock Purchase Plan	2,932,232(4)(5)	$12.75(8)	$37,385,958	$3,466
Class B common stock, par value $0.0001 per share
– 2015 Equity Incentive Plan	16,979,592(6)	$4.01(9)	$68,088,164	$6,312
Total	51,552,578		$580,085,432	$53,775

(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock and/or Class B common stock, as applicable.
(2)Represents shares of Class A common stock reserved for future issuance pursuant to stock options, restricted stock unit awards and other awards under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”). To the extent that any stock options outstanding under the Registrant’s 2015 Equity Incentive Plan (as amended, the “2015 Plan”) expire, terminate prior to exercise, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, the shares of Class B common stock reserved for issuance pursuant to such equity awards will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnote 6 below.
(3)The number of shares reserved for issuance under the 2021 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2022 and continuing through (and including) January 1, 2031, in an amount equal to 4% of the total number of shares of the Registrant’s common stock (both Class A and Class B) outstanding on December 31 of the immediately preceding year, except that, before the date of any such increase, the Registrant’s board of directors may determine that the increase for such year will be a lesser number of shares.
(4)Represents shares of Class A common stock reserved for future issuance under the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”).
(5)The number of shares reserved for issuance under the 2021 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2022 and continuing through (and including) January 1, 2031, by the lesser of (a) 1% of the total number of shares of the Registrant’s common stock (both Class A and Class B) outstanding on December 31 of the immediately preceding year and (b) 2,850,000 shares, except that, before the date of any such increase, the Registrant’s board of directors may determine that such increase will be less than the amount set forth in clauses (a) and (b).
(6)Represents shares of Class B common stock issuable pursuant to stock options outstanding under the 2015 Plan as of the date of this Registration Statement. The 2015 Plan has been terminated and no further stock or option grants will be made pursuant to the 2015 Plan. To the extent that any such stock options expire, terminate prior to exercise, are not issued because the award is settled in cash, are forfeited because of the failure to vest, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, the shares of Class B common stock reserved for issuance pursuant to such equity awards will become available for issuance as shares of Class A common stock under the 2021 Plan. See footnote 2 above.
(7)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the initial public offering price of $15.00 per share of Class A common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-259188) declared effective on November 2, 2021.
(8)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $12.75 which is the initial public offering price per share of Class A common stock pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-259188) declared effective on November 2, 2021 multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2021 ESPP.
(9)Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $4.01 per share, which is the weighted-average exercise price for stock options outstanding under the 2015 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registration Information and Employee Plan Annual Information.*
*The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the “Note” to Part I of Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
I-1

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 3.    INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed by Allbirds, Inc. (the “Registrant”) with the SEC are incorporated by reference into this Registration Statement:
(a)Amendment No. 4 to the Registrant’s Registration Statement on Form S-1 filed on October 25, 2021 (File No. 333-259188), which contains the audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.
(b)The Registrant’s Prospectus to be filed on or about November 3, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-259188).
(c)The description of the Registrant’s Class A common stock which is contained in the Registrant’s Registration Statement on Form 8-A filed on October 25, 2021 (File No. 001-40963) under the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.
(d)All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4.    DESCRIPTION OF SECURITIES
See the description of the Registrant’s Class A and Class B common stock contained in the Registration Statement on Form S-1, as amended (File No. 333-259188).
ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL
As of the date of this Registration Statement, GC&H Investments, LLC and GC&H Investments, which are entities comprised of current and former partners and associates of Cooley LLP, beneficially own an aggregate of 42,476 shares of the Registrant’s convertible preferred stock, all of which will convert automatically into an equal number of shares of Class B common stock immediately prior to the completion of the Registrant’s initial public offering.
ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.  The Registrant’s amended and restated certificate of incorporation that will be in effect upon the completion of the initial public offering permits indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect upon the completion of the initial public offering provide that the

Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.
The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee, or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.
The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that it has entered into or will enter into with its directors and officers may discourage stockholders from bringing a lawsuit against its directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit it and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.
The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.
Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s board of directors.
ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

ITEM 8.    EXHIBITS

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.	S-1/A	333-259188	3.1	September 27, 2021
4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the Registrant’s initial public offering.	S-1/A	333-259188	3.3	September 15, 2021
4.3	Amended and Restated Bylaws of the Registrant, as currently in effect.	S-1	333-259188	3.2	August 31, 2021
4.4	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the Registrant’s initial public offering.	S-1	333-259188	3.4	August 31, 2021
4.5	Form of Class A Common Stock Certificate of the Registrant.	S-1/A	333-259188	4.1	September 15, 2021
5.1*	Opinion of Cooley LLP.
23.1*	Consent of Cooley LLP (included in Exhibit 5.1).
23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.
24.1*	Power of Attorney (included on the signature page of this Form S-8).
99.1	Allbirds, Inc. 2015 Equity Incentive Plan, as amended, and forms of agreements thereunder.	S-1	333-259188	10.2	August 31, 2021
99.2	Allbirds, Inc. 2021 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-256693	10.3	October 25, 2021
99.3	Allbirds, Inc. 2021 Employee Stock Purchase Plan.	S-1/A	333-256693	10.4	September 15, 2021
_______________
*Filed herewith.
ITEM 9.    UNDERTAKINGS
A.    The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on November 2, 2021.

ALLBIRDS, INC.

By:	/s/ Joseph Zwillinger
Joseph Zwillinger
Co-Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Zwillinger, Timothy Brown, and Michael Bufano, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph Zwillinger	Co-Chief Executive Officer and Director (Principal Executive Officer)	November 2, 2021
Joseph Zwillinger

/s/ Michael Bufano	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 2, 2021
Michael Bufano

/s/ Neil Blumenthal	Director	November 2, 2021
Neil Blumenthal

/s/ Dick Boyce	Director	November 2, 2021
Dick Boyce

/s/ Timothy Brown	Co-Chief Executive Officer and Director	November 2, 2021
Timothy Brown

/s/ Mandy Fields	Director	November 2, 2021
Mandy Fields

/s/ Nancy Green	Director	November 2, 2021
Nancy Green

/s/ Dan Levitan	Director	November 2, 2021
Dan Levitan

/s/ Emily Weiss	Director	November 2, 2021
Emily Weiss